AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is effective as of this 1st day of December, 2018, by and between The Marsico Investment Fund, a Delaware business trust (the “Trust” or the “Funds”), UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”), and UMB Distribution Services, LLC, a Wisconsin limited liability company (“UMBDS”).

WHEREAS, the Trust and UMBFS or UMBDS, as applicable, have entered into an Amended and Restated Administration Agreement (the “Administration Agreement”), an Amended and Restated Transfer Agency Agreement (the “TA Agreement”) and an Amended and Restated Distribution Agreement (the “Distribution Agreement”) each dated as of November 14, 2002 and subsequently amended (collectively, the “Agreements” and each an “Agreement”); and

WHEREAS, the parties wish to amend the Agreements as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         All prior fee schedules appended to the Administration Agreement including, without limitation:

(a) the Amended and Restated Schedule B to the Amended and Restated Administration Agreement effective as of September 22, 2012;

(b) the Addendum to Schedule B to the Amended and Restated Administration Agreement and the 2004 Pricing Schedule for Indices and Research Services effective as of November 11, 2004; and

(c) the unsigned Second Addendum to Schedule B to the Amended and Restated Administration Agreement effective as of November 2006;

shall hereby be amended, restated, and superseded in their entirety by the Second Amended and Restated Schedule B to the Amended and Restated Administration Agreement attached hereto.

2.         All prior fee schedules appended to the Distribution Agreement including, without limitation:

(a) The Second Amended and Restated Schedule B to the Amended and Restated Distribution Agreement effective as of March 26, 2014;

shall hereby be amended, restated, and superseded in their entirety by the Third Amended and Restated Schedule B to the Amended and Restated Distribution Agreement attached hereto.

3.         All prior fee schedules appended to the TA Agreement including, without limitation:

(a) the Amended and Restated Schedule C to the Amended and Restated Transfer Agent Agreement dated as of January 2, 2004;

(b) Schedule 1 to Addendum to Transfer Agent Agreement dated July 24, 2002 and September 17, 2002;

(c) Schedule A to the Customer Identification Program Addendum to Transfer Agency Agreement dated September 30, 2003;

(d) Schedule A to the SEC Rule 22c-2 Addendum to Transfer Agency Agreement dated September 5, 2007; and

(e) Schedule 1 to Addendum to Amended and Restated Transfer Agency Agreement dated as of May 18, 2015 (regarding anti-money laundering services, SAR filings, etc.);

shall hereby be amended, restated, and superseded in their entirety by the Second Amended and Restated Schedule C to the Amended and Restated Transfer Agency Agreement attached hereto.

4.          Section 2(a) of the Administration Agreement shall be amended by adding the following new Subsections (20) and (21):

“(20) perform the following Form N-PORT and Rule 22e-4 liquidity review and reporting services: (i) on a monthly basis, import required data into the financial reporting system from a standardized file provided by the Funds’ fund accountant; (ii) incorporate security references and risk data, as necessary, from a third-party service provider to the Funds approved by the Fund’s investment adviser or the Funds, such as, without limitation, ICE Data Pricing and Reference Data, LLC (“ICE”) or State Street Bank, or from the Funds’ investment adviser itself; (iii) add any data for which UMBDS or its affiliates are responsible, review all data for accuracy and completeness, and provide a draft of the report to the Funds’ investment adviser and other Fund service providers for approval prior to filing; and (iv) on a monthly basis file the completed Form N-PORT with the SEC, within the 30 day filing requirement.

(21) perform the following Form N-CEN services: (i) on an annual basis, compile data required to complete the form, and review data for accuracy and completeness; (ii) provide a draft of the report to the Funds’ investment adviser and other Fund service providers for approval prior to filing, and (iii) file the completed Form N-CEN with the SEC by the required deadline.”

5.          The Trust hereby agrees as follows with respect to the data provided by ICE in connection with Form N-PORT services provided under the Administration Agreement (the “Data”):

a.	To comply with all laws, rules and regulations applicable to accessing and using the Data;

b.	To not extract the Data from the view-only portal;

c.	To not use the Data for any purpose independent of the Form N-PORT (such as use in risk reporting not related to liquidity risk or other systems or processes);

d.	To permit audits of the use of the Data by ICE, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

e.	To exculpate ICE, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

6.         To the extent permitted by the Investment Company Act of 1940 and the rules thereunder, the Trust hereby agrees that it will not terminate the Administration Agreement or the TA Agreement prior to November 30, 2021 for the purpose of retaining service providers other than UMBFS to perform fund administration or transfer agency services for the Funds, provided that this restriction shall not apply to any action taken in connection with any reorganization, merger, sale, or closure of, or similar action relating to, any one or more of the Funds, or any action taken by the Trust or Board of Trustees in response to clear evidence of a material breach of duties or significant decline in service levels, willful misfeasance, bad faith, gross negligence, or reckless disregard of duties by UMBFS, provided that UMBFS has first received a reasonable opportunity to rebut such evidence or, if possible, remedy the breach. In the event that either the Administration Agreement or TA Agreement are terminated by the Trust prior to November 30, 2021 in violation of the restriction in the previous sentence, the Trust shall be obligated to pay to UMBFS the remaining balance of the fees payable under such Agreement through November 30, 2021, including, for any period not yet elapsed, fees in the same ratable amount actually incurred in the most recent completed period of the same length ending on the termination date, excluding out-of-pocket expenses, or other transaction-based expenses, that UMBFS will not actually incur in the future period. If not terminated, each Agreement shall continue in effect in accordance with its terms.

7.         Any reference to any Agreement shall be a reference to such Agreement as amended hereby. All rights, obligations and liabilities in respect of the Agreements shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the Agreements, the terms of this Amendment shall prevail.

8.          This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which together shall constitute one instrument.

9.          This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin, excluding the laws on conflicts of laws, except to the extent that this Amendment affects provisions of the Agreements governed by Delaware law instead of Wisconsin law as stated in Section 8 of the Administration Agreement, Article VII Section C of the TA Agreement, and Section 8.3 of the Distribution Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

THE MARSICO INVESTMENT FUND
(The “Trust”)

By:	/s/ Christopher J. Marsico
Christopher J. Marsico
Executive Vice President and Chief Operating Officer

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
President

UMB DISTRIBUTION SERVICES, LLC
(“UMBDS”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
President